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                                                                    EXHIBIT 23.3

               Consent of Independent Certified Public Accountants

PhoneTel Technologies, Inc.
Cleveland, Ohio


We hereby consent to the use in the Joint Proxy Statement/Prospectus of Davel Communications, Inc. constituting a part of this Registration Statement of our report dated February 21, 2001, except for Notes 2 and 11 as to which the date is March 1, 2001, relating to the consolidated financial statements of PhoneTel Technologies, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.




/s/ BDO Seidman, LLP
New York, New York

May 8, 2002